Exhibit 99.1

FOR IMMEDIATE RELEASE

QUALSTAR REPORTS FISCAL 2014 THIRD QUARTER RESULTS

QUALSTAR ON-TRACK MANAGING OPERATING EXPENSES

SIMI VALLEY, Calif., May 13, 2014 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for its third fiscal quarter ended March 31, 2014.

Results for the Three Months Ended March 31, 2014 vs 2013

●	Revenue decreased 13.2% to $2.6 million from $3.0 million
●	GAAP gross margin decreased 37.3% to -7.8% from 29.5%
●	Non-GAAP gross margin was 43%
●	Total operating expenses decreased 39.7% to $2.0 million from $3.3 million, excluding restructuring expenses
●	Restructuring expenses decreased to $0 from $913,000
●	Net loss was $2.2 million or ($.18) per basic and diluted share vs $3.3 million or ($.27) per basic and diluted share, a 34% decrease in losses
●	Non-GAAP net loss was $467,000 or ($.04) per basic and diluted share

Results for the Nine Months Ended March 31, 2014 vs 2013

●	Revenues decreased 16.1% to $8.2 million from $9.8 million
●	Gross margin decreased 10% to 21.6% from 31.6%
●	Non-GAAP gross margin was 42.4% for the nine months ended March 31, 2014
●	Total operating expenses decreased 12.5% to $6.7 million from $7.7 million, excluding restructuring expenses
●	Restructuring expenses decreased 98.9% to $26,000 from $2.3 million
●	Net loss was $4.9 million or ($.40) per basic and diluted share vs $6.9 million or ($.56) per basic and diluted share, a 28.5% decrease in losses
●	Non-GAAP net loss was $2.3 million or ($.19) per basic and diluted share

Cash, cash equivalents and marketable securities were $7.7 million at March 31, 2014, down $6.1 million from $13.8 million at June 30, 2013. The decrease in cash is primarily due to repurchasing inventory back in-house from our previously outsourced manufacturing contractor, severance due to reduction of headcount and operating losses.

“Qualstar has attained significant reductions in operating expenses as we continue to streamline our processes – including bringing manufacturing back under our own direction to improve speed of delivery and quality. By balancing the aggressive moves to reduce costs and investment in expanding our product portfolio to target new, growing markets, we are well-positioned to realize growth as a company,” stated Mr. Steven N. Bronson, Qualstar’s Chief Executive Officer.

“Our strategy remains focused on driving improved performance that will keep us leaders of data storage solutions,” stated Mr. Bronson.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2PowerTM brand, and of data storage systems marketed under the QualstarTM brand. Our N2Power power supply products  provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and  Simply ReliableTM  designs that provide years of trouble-free service. More information is available at  www.qualstar.com  or  www.n2power.com  or by phone at 805-583-7744.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses and non-GAAP net loss. We use this information in managing our business and believe the non-GAAP data are helpful in understanding our financial performance. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “GAAP to Non-GAAP Reconciliation.” Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

 For more information, contact:

Steven N. Bronson
Chief Executive Officer
Qualstar Corporation
805.583.7744 ext. 154